Exhibit 10.13
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) dated this 3rd day of March, 2011, is hereby made by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and Elaine B. Bittner (the “Executive”).
Recitals
WHEREAS, the Company is currently obtaining the benefit of Executive’s services as a full-time executive employee in the capacity of Vice President — Strategic Development of the Company;
WHEREAS, the Company’s Board of Directors (the “Board”) has authorized the Company to provide for the Executive’s continued employment pursuant to the terms of this Agreement; and
WHEREAS, Executive is willing, in consideration of the covenants and consideration hereinafter provided, to continue to be employed by the Company in the capacity of Vice President — Strategic Development and to render services incident to such position during the term of this Agreement.
Agreement
In consideration of the mutual promises and covenants contained herein, the Company and Executive hereby agree as follows:
1. Employment. The Company agrees to employ Executive, and Executive agrees to accept employment, as an executive officer of the Company in the capacity of Vice President — Strategic Development, with such authority, duties and responsibilities as are customarily assigned to such position, including such reasonable duties and responsibilities as may be requested of the Executive by the Board of Directors and which are consistent with the By-laws of the Company as in effect from time to time including, but not limited to, oversight and coordination of strategic planning and corporate development, new business opportunities, strategic governmental affairs, communications and human resources.
2. Term.
(a) Term of Agreement. The term of this Agreement (“Term”) shall be the Current Term (as defined in Paragraph 2(b)), and, if applicable, the Extended Term (as defined in Paragraph 2(c)).
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(b) Current Term. Subject to Paragraph 2(c), the Current Term of this Agreement shall extend for one (1) year commencing on January           , 2011. The Current Term is subject to extension in accordance with the provisions of Paragraph 15 of this Agreement.
(c) Extended Term. Upon the occurrence of a Change in Control (as defined in Paragraph 2(d)), the Current Term shall end and the Term of this Agreement shall thereupon automatically be extended, commencing on the date of such Change in Control, for the shorter of three (3) years or the period until Executive attains the earliest age, if any, at which her compulsory retirement is permitted under Section 12(c) of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 631(c), or any successor provision thereto (such extended three-year or shorter term constituting the “Extended Term”).
(d) Change In Control. For the purposes of this Agreement, “Change in Control” shall mean a change in the control of the Company during the Term of this Agreement, which shall be deemed to have occurred upon the first of the following events:
(i) any one person, or group of owners of another corporation who acting together through a merger, consolidation, purchase, acquisition of stock or the like (a “Group”), acquires ownership of stock of the Company (or a majority-controlled subsidiary of the Company) that, together with the stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if such person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the corporation before this transfer of the Company’s stock, the acquisition of additional stock by the same person or Group shall not be considered to cause a Change in Control of the Company; or
(ii) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or a majority-controlled subsidiary of the Company) possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company where such person or Group is not merely acquiring additional control of the Company; or
(iii) a majority of members of the Company’s Board (other than the Board of a majority-controlled subsidiary of the Company) is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
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(iv) any one person or Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or Group) assets from the Company (or a majority-controlled subsidiary of the Company) that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control if the assets are transferred to:
(A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;
(C) a person or Group that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or
(D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person described in subparagraph (d)(i), above.
However, no Change in Control shall be deemed to have occurred with respect to the Executive by reason of (1) any event involving a transaction in which the Executive or a group of persons or entities with which the Executive acts in concert, acquires, directly or indirectly, more than thirty percent (30%) of the Common Stock of the business or assets of the Company; (2) any event involving or arising out of a proceeding under Title 11 of the United States Code (or the provisions of any future United States bankruptcy law), or an assignment for the benefit of creditors or an insolvency proceeding under state or local law; or (3) any event constituting approval by the Company’s stockholders of a merger or consolidation if a majority of the group consisting of the president and vice-presidents of the Company who are parties to agreements conferring rights upon a Change in Control shall have agreed in writing prior to the approval that the approval shall not be deemed to constitute a Change in Control.
3. Time. Executive agrees to devote all reasonable full time and best efforts for the benefit of the Company and any subsidiary of the Company, and not to serve any other business enterprise or organization in any capacity during the Term of this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld.
4. Office.
(a) Current Term. During the Current Term, the Executive shall serve as the Vice President — Strategic Development of the Company and the parties agree that the Company shall elect the Executive to this office, on an annual basis if necessary, during the Current Term of this Agreement.
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(b) Extended Term. During the Extended Term of this Agreement the Executive shall hold and perform an office with the responsibility, importance and scope within the Company at least equal to that of the office described and contemplated in Paragraph 1. Further, Executive’s office shall be located in Dover, Delaware, and Executive shall not be required, without her written consent, to change her office location or to be absent therefrom on business for more than sixty (60) working days in any year.
5. Compensation and Benefits.
(a) Base Compensation; Current Term. The Company shall compensate Executive for her services hereunder during the Current Term at a rate of $185,000 per annum, or such amount as the Board may from time to time determine (“Base Compensation”), payable in installments on the Company’s regular payroll dates for salaried executives. The Base Compensation rate shall be reviewed annually and may be increased or decreased, from time to time, provided, however, that Base Compensation shall only be decreased by the Board on a good faith basis and with reasonable justification for the same, and provided further, that in the event of a Change in Control, Base Compensation shall not be decreased.
(b) Base Compensation; Extended Term. During the Extended Term, the Company shall compensate Executive for her services hereunder at a rate per annum, payable in installments on the Company’s regular payroll dates for salaried executives, equal to her Base Compensation at the time the Extended Term commences, increased, but not decreased:
(i) effective on each anniversary of the date of this Agreement during the Extended Term by an amount equal to the product of such Base Compensation times the increase in the preceding calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Philadelphia metropolitan region as reported by the U.S. Department of Labor (or, if such index is no longer reported, the corresponding increase in a comparable index); and
(ii) by such additional amounts as the Board may determine from time to time based, in part, on an annual review of the Executive’s compensation and performance.
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(c) Incentive Plans. During the Term of this Agreement, Executive shall be entitled to participate in all bonus, incentive compensation and performance based compensation plans, and other similar policies, practices, programs and arrangements of the Company, now in effect or as hereafter amended or established, on a basis that is commensurate with her position and no less favorable than those generally applicable or made available to other executives of the Company. The Executive’s participation shall be in accordance with the terms and provisions of such plans and programs. Participation shall include, but not be limited to:
(i) Chesapeake Utilities Corporation Performance Incentive Plan. Executive shall be eligible for an incentive compensation award equal to 3,200 shares of the Company’s common stock as granted on an annual basis by the Board during the Term of this Agreement.
(ii) Chesapeake Utilities Corporation Cash Bonus Incentive Plan. Executive shall be eligible for a minimum cash bonus award equal to 25 percent (25%) of Base Compensation as determined on an annual basis by the Board during the Term of this Agreement.
(d) Retirement Plans. During the Term of this Agreement, Executive shall be entitled to participate in all profit-sharing, savings and retirement benefit plans, plans that are supplemental to any tax-qualified savings and retirement plans, and other similar policies, practices, programs and arrangements of the Company, now in effect or as hereafter amended or established, on a basis that is commensurate with her position and no less favorable than those generally applicable or made available to other executives of the Company. The Executive’s participation shall be in accordance with the terms and provisions of such plans and programs.
(e) Welfare Benefits. During the Term of this Agreement, Executive, and her family, as applicable, shall be entitled to participate in all insurance, medical, health and welfare, and similar plans and arrangements, as well as all vacation and other employee fringe benefit plans, perquisite plans, and other policies, practices, programs and arrangements of the Company, now in effect or as hereafter amended or established, on a basis that is commensurate with her position and no less favorable than those generally applicable or made available to other executives of the Company. The Executive’s participation shall be in accordance with the terms and provisions of such plans.
(f) Other Benefits. During the Term of this Agreement, the Company shall furnish Executive with a suitable office, necessary administrative support and customary furniture and furnishings for such office. The Company further agrees that Executive shall have the use of a Company-owned or Company-leased and Company-maintained automobile, new every three (3) years, of a kind and model appropriate to her position with the Company.
(g) Expenses. During the Term of this Agreement, the Company shall pay all necessary and reasonable business expenses incurred by Executive on behalf of the Company in the course of her employment hereunder, including, without limitation, expenses incurred in the conduct of the Company’s business while away from her domicile and properly substantiated expenses for travel, meals, lodging, entertainment and related expenses that are for the benefit of the Company. All expense reimbursements shall comply with applicable rules or guidelines of the Company in effect at the time the expense is incurred.
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(h) Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice, but, it being the intent of the parties that the Executive shall continue to be entitled during the Extended Term to benefits and perquisites as set forth in Paragraphs 5(a) through 5(g) at least equal to those attached to her position on the date of this Agreement, nothing in this Agreement shall operate as, or be construed to authorize, a reduction during the Extended Term without Executive’s written consent in the level of such benefits or perquisites as in effect on the date of a Change in Control. If and to the extent that such benefits or perquisites are not payable or provided to Executive under any such plan or practice by reason of an amendment thereto or termination thereof during the Extended Term, the Company shall nevertheless pay or provide such benefits or perquisites to Executive, either directly or through alternative arrangements.
6. Termination.
(a) Payment Upon Termination During Current Term. In the event that the Company terminates this Agreement during the Current Term, or elects pursuant to Paragraph 15 not to renew this Agreement at the end of the Current Term for any reason other than Cause, as defined below, or the Executive’s death, the Company shall continue to pay to Executive (or in the event of her death following such termination, her legal representative) her Base Compensation under Paragraph 5(a), at the rate in effect immediately prior to the date of such termination (“Termination Date”), for a period of one (1) year following the Termination Date. In addition, and notwithstanding the foregoing provisions of this Paragraph 6(a), to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), cash amounts that would otherwise be payable under this Paragraph 6(a) during the six-month period immediately following the Termination Date shall instead be paid, with interest on any delayed payment at the applicable federal rate under Code Section 7872(f)(2)(A), on the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Code Section 409A.
(b) Termination for Cause. This Agreement and Executive’s employment hereunder may be terminated by the Company at any time for Cause. In the event of termination for Cause, the Executive shall not be entitled to any severance benefits under this Agreement. Termination of the Executive’s employment shall be deemed to have been “for Cause” only if it shall have been the result of:
(i) Executive’s conviction of a felony under the laws of the United States or a state in which Executive works or resides;
(ii) a willful or deliberate act or acts of dishonesty by Executive resulting or intended to result directly or indirectly in material gain to or personal enrichment of Executive at the Company’s expense;
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(iii) a deliberate and intentional refusal by Executive (except by reason of incapacity due to illness or accident) to comply with the provisions of Paragraph 1, provided that such breach shall have resulted in demonstrably material injury to the Company and the Executive shall have failed to remedy such breach within thirty (30) days after notice from the Secretary of the Company demanding that the Executive remedy such breach; or
(iv) conduct by Executive that is materially injurious to the Company if such conduct was undertaken without good faith and the reasonable belief that such conduct was in the best interest of the Company.
(c) Payment Upon Termination During Extended Term. In the event of a Termination Without Cause, as defined below, during the Extended Term, the Company shall pay to Executive (or, in the event of her death following the termination, her legal representative) in cash, within thirty (30) days after the date of such termination (the “Extended Termination Date”) the sum of all accrued but unpaid salary, bonus, vacation pay, expense reimbursements and any other amounts due, plus the following:
(i) an amount equal to the product of multiplying the monthly rate of Base Compensation to which Executive was entitled under Paragraph 5(a) on the day immediately prior to the Extended Termination Date by twenty-four (24) months (“Covered Period”);
(ii) an amount equal to the present value of the additional benefits that would have been paid Executive under the Company’s retirement plans (including, but not limited to, the Chesapeake Utilities Corporation Pension Plan and any related excess benefit plans) if she had continued to be employed pursuant to this Agreement during the Covered Period and the retirement plans had continued during such period without change from the date of the Change in Control;
(iii) an amount equal to the aggregate of the Company’s contributions to the Company’s savings plan (including, but not limited to, the Chesapeake Utilities Corporation Retirement Savings Plan, and any related excess benefit plans) in respect of Executive that were not vested on the day immediately prior to the Extended Termination Date but that would have been vested at the end of the Covered Period if Executive had remained employed by the Company for the duration of that period; and
(iv) an amount equal to the product of multiplying the average of the annual aggregate benefits awarded to the Executive under all bonus, incentive compensation or performance based compensation program(s) of the Company in which the Executive was a participant, whether annual, short or long term, in each of the three (3) calendar years immediately preceding the calendar year in which the Extended Termination Date occurs by two (2) years.
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For purposes of calculating the present value specified in Paragraph 6(c)(ii), the discount rate shall equal the PBGC interest rate for immediate annuities, as provided in 29 C.F.R. Part 4044, Appendix B, Table II or its successor, in effect for a valuation date coinciding with the Extended Termination Date. If that rate should no longer be published, the discount rate shall be such closely comparable interest rate as the Company may reasonably determine. In addition, the Company shall continue to provide medical, prescription drug, vision, dental and other Company welfare benefits to the Executive and her eligible dependents during the Covered Period as if the Executive remained an active employee of the Company.
(d) Termination Without Cause. For purposes of Paragraph 6(c) above, “Termination Without Cause” shall mean:
(i) Termination by the Company of Executive’s employment without Cause (as “Cause” is defined in Paragraph 6(b) above); or
(ii) Termination by Executive of her employment following the occurrence of any of the following events:
(A) failure to elect or re-elect Executive to, or removal of Executive from, the office or offices set forth in Paragraph 1, or the Board if Executive shall have been a member of the Board immediately prior to a Change in Control of the Company;
(B) Executive’s good-faith determination that there has been a significant change in the nature or scope of her authorities, powers, functions, duties or responsibilities attached to the positions contemplated in Paragraph 1 or a reduction in her compensation or in the benefits available to the Executive and her family, as provided in Paragraph 5, which change or reduction is not remedied within thirty (30) days after notice to the Company by the Executive;
(C) any other breach by the Company of any provision of this Agreement (including, without limitation, relocation of the Executive in violation of Paragraph 4(b)), which breach is not remedied within thirty (30) days after notice to the Company by Executive; or
(D) the liquidation, dissolution, consolidation or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation or otherwise) to which all or a significant portion of its assets has been transferred shall have assumed all duties and obligations of the Company under this Agreement.
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In order to effect a Termination Without Cause in any event set forth in this Paragraph 6(d)(ii), Executive must elect to terminate her employment under this Agreement upon not less than forty (40) days and not more than ninety (90) days’ written notice to the Board, attention of the Corporate Secretary, given, except in the case of a continuing breach, within three (3) calendar months after; (1) failure to be so elected or reelected, or such removal, (2) expiration of the 30-day cure period with respect to such event, or (3) the closing date of such liquidation, dissolution, consolidation, merger or transfer of assets.
An election by Executive to terminate her employment under the provisions of this Paragraph shall not be deemed a voluntary termination of employment by Executive for the purpose of this Agreement or any plan or practice of the Company. Further, the death of the Executive during the Extended Term but prior to a Termination Without Cause, as defined, shall not constitute Cause or be deemed to be a Termination Without Cause.
7. Maximum Payment Upon Termination.
(a) Determination. Notwithstanding any other provision of this Agreement, if any payment or distribution (a “Payment”) by the Company or any other person or entity to or for the benefit of the Executive is determined to be an “excess parachute payment” (within the meaning of Code Section 280G(b)(1) or any successor provision of similar effect), whether paid or payable or distributed or distributable pursuant to Paragraph 6(c) of this Agreement or otherwise, then the Executive’s benefits under this Agreement shall be reduced by the amount necessary so that the Executive’s total “parachute payment” as defined in Code Section 280G(b)(2)(A) under this and all other agreements will be $1.00 less than the amount that would be a “parachute payment”. The determination concerning the application of the reduction shall be made by a nationally-recognized firm of independent accountants (together with legal counsel of its choosing) selected by the Company after consultation with the Executive (which may be the Company’s independent auditors), whose determination shall be conclusive and binding on all parties. Any fees and expenses of such independent accountants and counsel (including counsel for the Executive) shall be borne by the Company.
(b) Notices. If it is determined that the benefits under this Agreement must be reduced under this Paragraph, within 10 days of the date of such determination, the Company will apprise the Executive of the amount of the reduction (“Notice of Reduction”). Within 10 days of receiving that information, the Executive may specify how (and against which benefit or payment source) the reduction is to be applied (“Notice of Application”). The Company will be required to implement these directions within 10 days of receiving the Notice of Application. If the Company has not received a Notice of Application from the Executive within 10 days of the date of the Notice of Reduction, the Company will apply this Paragraph proportionately based on the amounts otherwise payable under Paragraph 6(c). If the Company receives a Notice of Application that does not fully implement the requirements of this Paragraph, the Company will apply this Paragraph proportionately on the basis of the reductions specified in the Notice of Application first, then to any remaining reduction based on the amounts otherwise payable under Paragraph 6(c).
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8. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that Executive may earn from employment with another employer or otherwise following her Termination Date or Extended Termination Date, as applicable.
9. Covenants.
(a) Introduction. The parties acknowledge that the provisions and covenants contained in this Paragraph 9 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Paragraph 9 do not adversely affect Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties further acknowledge and agree that the provisions of Paragraph 19 below are accurate and necessary because (i) Delaware is the headquarters state of the Company, which has operations in multiple states and a compelling interest in having its employees treated uniformly, (ii) the use of Delaware law provides certainty to the parties in any covenant litigation in the United States, and (iii) enforcement of the provisions of this Paragraph 9 would not violate any fundamental public policy of Delaware or any other jurisdiction.
(b) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses (including, but not limited to, any proprietary and not publicly available information concerning any processes, methods, trade secrets, costs, names of users or purchasers of the Company’s products or services, business methods, financial affairs, operating procedures or programs or methods of promotion and sale) that Executive has obtained or obtains during Executive’s employment by the Company and that is not public knowledge (other than as a result of Executive’s violation of this Paragraph 9(b)) (“Confidential Information”). For purposes of this Paragraph 9(b), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive’s employment with the Company except:
(i) to employees or agents of the Company that need the Confidential Information to perform their duties on behalf of the Company;
(ii) in the performance of Executive’s duties to the Company;
(iii) as a necessary (and only to the extent necessary) part of any undertaking by Executive to enforce Executive’s rights under this Agreement; or
(iv) as otherwise required by law or legal process.
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All confidential records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that Executive uses, prepares or comes into contact with during the course of Executive’s employment shall remain the sole property of the Company and shall be turned over to the Company upon termination of Executive’s employment.
(c) Non-solicitation of Company Employees. Executive shall not, at any time during the Restricted Period (as defined below), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”):
(i) directly or indirectly, contact, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six months an employee, representative, officer or director of the Company; or
(ii) take any action to encourage or induce any employee, representative, officer or director of the Company to cease his or her relationship with the Company for any reason. A “Solicitation” does not include any recruitment of employees for the Company.
The “Restricted Period” means the period including Executive’s employment with the Company and one (1) year following the Termination Date or Extended Termination Date, as applicable, and, if the Executive has given a notice pursuant to Paragraph 6(d)(ii), for a period of fifteen (15) months following the giving of such notice.
(d) Non-solicitation of Third Parties. During the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company or entity) solicit, service, recruit, induce, influence, or accept on behalf of any competitor of the Company the business of:
(i) any customer of the Company at the time of Executive’s employment or Termination Date or Extended Termination Date, as applicable; or
(ii) any potential customer of the Company which Executive knew to be an identified, prospective purchaser of services or products of the Company.
(e) Non-competition. During the Restricted Period, Executive shall not, directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which Executive was compensated by the Company (such comparison to be based on job-related functions and responsibilities and not job title) for any business that directly competes with any portion of the Company. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es) and/or successor of a business that competes with the Company. Further, during the Restricted Period, Executive shall not assist any individual or entity other than the Company in acquiring any entity with respect to which a proposal to acquire such entity was presented to the Board during the one (1) year period beginning prior to Executive’s Termination Date, Extended Termination Date or notice given by Executive pursuant to Paragraph 6(d)(ii), as applicable.
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(f) Post-Termination Cooperation. Executive agrees that during and after employment with the Company and without additional compensation (other than reimbursement for reasonable associated expenses) to cooperate with the Company in the following areas:
(i) Cooperation with the Company. Executive agrees to:
(A) be reasonably available to answer questions for the Company’s officers regarding any matter, project, initiative or effort for which Executive was responsible while employed by the Company; and
(B) cooperate with the Company during the course of all third-party proceedings arising out of the Company’s business about which Executive has knowledge or information.
For purposes of this Agreement, “proceeding” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and “cooperation” includes (1) Executive being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for a subpoena or assurances by the Company, (2) providing any and all documents in Executive’s possession that relate to the proceeding, and (3) providing assistance in locating any and all relevant notes and/or documents.
(ii) Cooperation with Third Parties. Unless compelled to do so by lawfully-served subpoena or court order, Executive agrees not to communicate with, or give statements or testimony to, any attorney representing an interest opposed to the Company’s interest (“Opposing Attorney”), Opposing Attorney’s representative (including a private investigator) or current or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which Executive has knowledge or information as a result of employment with the Company. Executive also agrees to notify the Company immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter that may include a claim opposed to the Company’s interest. However, this Paragraph 9(f)(ii) shall not apply to any effort undertaken by Executive to enforce Executive’s rights under this Agreement, but only to the extent necessary for that purpose.
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(iii) Cooperation with the Media. Executive agrees not to communicate with, or give statements to, any member of the media (including print, television, electronic or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which Executive has knowledge or information as a result of employment with the Company. Executive also agrees to notify the Company immediately after being contacted by any member of the media with respect to any matter affected by this Paragraph.
(g) Non-Disparagement. Executive and Company shall at all times refrain from taking actions or making statements, written or verbal, that:
(i) denigrate, disparage or defame the goodwill or reputation of Executive or the Company, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or
(ii) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Company.
Executive further agrees not to make any negative statements to third parties relating to Executive’s employment or any aspect of the business of the Company and not to make any statements to third parties about the circumstances of the termination of Executive’s employment, or about the Company or its trustees, directors, officers, security holders, partners, agents or former or current employees and directors, except as may be required by a court or governmental body.
(h) Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including, without limitation, the nonsolicitation and noncompetition covenants of Paragraphs 9(d) and (e), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any of the covenants of this Paragraph 9; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Paragraph 9 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Paragraph 9, or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, and that the arbitration provisions of Paragraph 14 shall not apply.
10. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by applicable Delaware law (as may be amended from time to time), including the advance of expenses permitted herein.
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11. Performance. The failure of either party to this Agreement to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of its rights subsequently to insist upon strict performance of such provision or any other provision of this Agreement.
12. Non-Assignability. Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party.
13. Invalidity. If any provisions of this Agreement shall be found to be invalid by any court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.
14. Arbitration and Legal Fees. In the event of any dispute regarding a refusal or failure by the Company to make payments or provide benefits hereunder for any reason, Executive shall have the right, in addition to all other rights and remedies provided by law, to arbitration of such dispute under the rules of the American Arbitration Association, which right shall be invoked by serving upon the Company a notice to arbitrate, stating the place of arbitration, within ninety (90) days of receipt of notice in any form (including, without limitation, failure by the Company to respond to a notice from Executive within thirty (30) days) that the Company is withholding or proposes to withhold any payments or the provision of any benefits the Executive, in good faith, believes are called for hereunder. In the event of any such dispute, whether or not Executive exercises her right to arbitration, if it shall ultimately be determined that the Company’s refusal or failure to make payments or provide benefits hereunder was wrongful or otherwise inconsistent with the terms of this Agreement, the Company shall indemnify and hold harmless Executive from and against any and all expenses incurred in connection with such determination, including reasonable legal and other fees and expenses. Without limitation of or by the foregoing, the Company shall, within ten (10) days after notice from Executive, provide Executive with an irrevocable letter of credit in the amount of $100,000 from a bank satisfactory to Executive against which Executive may draw to pay legal fees and other fees and expenses in connection with any attempt by Executive to enforce any of her rights under this Agreement during the Extended Term. Said letter of credit shall not expire before ten (10) years following the date of this Agreement.
15. Renewal. If the Current Term of this Agreement expires without there having been a Change in Control, this Agreement shall be renewed for successive one-year terms, as of the day following such expiration, unless, during the period beginning ninety (90) days prior and ending thirty (30) days prior to such day, either the Company or Executive shall have given notice to the other that this Agreement will not be renewed. If this Agreement is renewed as provided under this Paragraph, the new Agreement shall be identical to this Agreement (except insofar as the Company and Executive may otherwise agree in writing) except that the date of the new Agreement shall be as of the day following the expiration of the Current Term of this Agreement or any subsequent one-year term.
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16. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive (and her personal representative), the Company and any successor organization or organizations that shall succeed to substantially all of the business and property of the Company and assume the Company’s obligations hereunder, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company, or operation of law. The Company shall require any successor organization or organizations to agree to assume the obligations of this Agreement.
17. Set-off. The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments or benefits provided for in this Agreement.
18. Amendments. No Amendment to this Agreement shall be effective unless in writing and signed by both the Company and Executive. Notwithstanding the foregoing, if any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A or in order to comply with the provisions of Code Section 409A, other applicable provisions of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, and without any diminution in the value of the payments to the Executive.
19. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware in any action or proceeding brought with respect to or in connection with this Agreement except for an action described in Paragraph 14.
20. Code Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions of the Code, and any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments due to the Executive.
21. Notices. Unless otherwise stated herein, all notices hereunder shall be in writing and shall be deemed to be given when personally delivered or mailed by United States registered or certified mail, postage prepaid, to, if to the Company, 909 Silver Lake Boulevard, Dover, Delaware 19904, and, if to Executive, the last address therefor shown on the records of the Company. Either the Company or Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.
22. Withholding. The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.
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23. Nature of Payments Upon Termination. All payments to Executive pursuant to Paragraph 6 of this Agreement shall be considered as liquidated damages or, in the case of certain payments pursuant to Paragraph 6(c), as severance payments in consideration of Executive’s past services to the Company, and no such payment shall be regarded as a penalty to the Company.
24. Prior Agreement. The parties acknowledge and agree that the terms of this Agreement constitute the entire agreement of the parties with respect to the subject matter and supersede all prior agreements with respect thereto, including, without limitation, any prior oral arrangements.
25. Acknowledgment. The parties hereto each acknowledge that each has read this Agreement and understands the same and that each enters into this Agreement freely and voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CHESAPEAKE UTILITIES CORPORATION

[CORPORATE SEAL]	By:

Title:

ATTEST:

Secretary	EXECUTIVE:

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